Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Airspan Networks, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Airspan Networks, Inc. on Forms S-8 (File No. 333-45260, effective September 6, 2000 and File No. 333-45262, effective September 6, 2000, and File No. 333-62024, effective May 31, 2001, and File No. 333-115788, effective May 24, 2004) and on Forms S-3 (File No. 333-127479, effective August 12, 2005).

/s/ Grant Thornton LLP

Miami, Florida
March 31, 2006